CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated January 26, 2011, accompanying the financial statements of California Insured Municipals Income Trust, Series 214 and Florida Insured Municipals Income Trust, Series 148 (included in Van Kampen Focus Portfolios, Municipal Series 464) as of September 30, 2010, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended September 30, 2010, contained in this Post-Effective Amendment No. 7 to Form S-6 (File No. 333-109397) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 26, 2011